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Exhibit 10.5

Haas Publishing Companies, Inc.
3119 Campus Drive
Norcross, GA 30071
March 10 2005

Mr. David Crawford
Haas Publishing Companies, Inc.

Dear David:

        In connection with your continuing employment with Haas Publishing Companies, Inc. (the "Company"), this letter agreement (the "Letter Agreement") will constitute our agreement relating to amounts and benefits owing to you in connection with any termination of your employment.

        In the event we terminate your employment without cause at any time after the date hereof and subject to the fourth paragraph hereof, we agree (i) to pay you an aggregate amount equal to 18 months base salary at the rate being paid on the date your employment is terminated by the Company (the "Date of Termination"), less applicable withholdings, payable bi-weekly on the Company's regularly scheduled payroll dates; (ii) to pay you a bonus equal to 1.5 times your target EICP bonus (as set forth in your EICP letter in effect for the calendar year in which the termination occurs) less applicable withholdings, payable no later than April 15 of the year following the year in which your termination occurred; (iii) to pay you the LTP bonus under the Company's Long Term Compensation Program for the portion of the year worked in which the Date of Termination occurs from the beginning of such calendar year to the Date of Termination, less applicable withholdings, payable no later than March 31 of the year following the year in which the termination occurred; and (iv) to vest on the 18-month anniversary of the Date of Termination any unvested stock options and restricted stock granted prior to December 31, 2004 (such vesting to be subject to applicable withholding requirements). Any EICP bonus for completed calendar years unpaid at the Date of Termination shall be paid in full in accordance with the EICP.

        No severance payments whatsoever shall be payable upon your voluntary resignation or upon termination of your employment for cause. For purposes of this Letter Agreement, "cause" shall mean substance abuse, conviction of a felony, fraud, theft, embezzlement, sexual harassment, or willful or repeated failure or refusal to follow reasonable policies or directives established and disclosed by your supervisor or the Board of Directors of the Company.

        As consideration for the severance and benefits to be provided to you pursuant to this Letter Agreement and as a condition to your receipt of any payments hereunder, you agree to execute and abide by all terms of a separation and release agreement in the form customarily being used by the Company at the time of your termination without cause. Such agreement will provide that for the 18-month period immediately following the Date of Termination you will not (i) directly or indirectly, hire, seek to hire, solicit, encourage, induce or attempt to induce any person employed by the Company or any of its corporate affiliates at any time during the period of such employee's employment to provide services to a person or entity other than the Company or any of its corporate affiliates, or to terminate a relationship with the Company or any of its corporate affiliates; (ii) directly or indirectly, whether in your own enterprise or venture or as an employee, officer, director, consultant or affiliate of any other entity, compete with Company; or (iii) encourage, assist, authorize or knowingly approve the taking of such actions by other persons or entities ((i), (ii) and (iii), collectively, the "Non-Competition Provisions")

        In the event that you breach any of the Non-Competition Provisions within 18 months of your execution of a separation and release agreement with the Company and fail to cure any such breach as soon as reasonably possible after written notice to you from the Company, in addition to any other legal or equitable rights and remedies the Company may have, (i) the Company shall have no further obligations under this Letter Agreement (including without limitation any obligation to make additional payments or vest any additional rights) and (ii) you shall be obligated to refund to the Company (x) all payments already made under this Letter Agreement and (y) the stock options and/or restricted stock (or the fair market value thereof in the event such stock was sold) which vested pursuant to this Letter Agreement. The fair market value for purposes of the recoupment with respect to exercised options or sold restricted shares shall mean the aggregate sale proceeds less brokerage commissions.

        The severance arrangements set forth above shall be in lieu of and not in addition to any other severance policies of the Company which may be in effect generally from time to time. This Letter Agreement shall supersede any prior severance agreements or arrangements you had with the Company and any such prior agreements shall be considered void.

        Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in New York City and that the arbitrator's findings shall be final and binding on both parties hereto.

        This Letter Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New York.

        This Letter Agreement constitutes our entire agreement supersedes all prior agreements between us and any such prior agreements are of no further force and effect. The provisions of this Letter Agreement may not be changed or waived, except by a writing signed by you and the Company.

Very truly yours,
By:	/s/ BEVERELY C. CHELL
Name:	Beverly C. Chell
Title:	Vice Chairman

AGREED AND ACCEPTED
/s/ DAVID CRAWFORD David Crawford

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Haas Publishing Companies, Inc. 3119 Campus Drive Norcross, GA 30071 March 10 2005